Exhibit 99.2

MIDDLESEX WATER COMPANY

HOLDS ANNUAL MEETING

ISELIN, NJ, (May 20, 2015) Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services held its Annual Meeting on May 19, 2015 at which shareholders re-elected Dennis W. Doll to a three-year term as a director. Shareholders also ratified the Audit Committee’s selection of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and approved a non-binding advisory resolution approving the compensation of the Company’s named executive officers.

During the meeting, officers discussed 2014 financial results as well as operational performance focusing on asset management, physical and cybersecurity planning and resiliency. Chairman Dennis Doll also described the Company’s strategy in leveraging its core utility expertise in pursuing additional opportunities in contract operations, military base acquisitions, industrial applications and renewable energy. In addition, Mr. Doll formally acknowledged director John C. Cutting who retired effective with the Annual Meeting after 18 years of service to the Middlesex Board of Directors.

Management’s presentation at the Annual Meeting of Shareholders is available in the Investor Relations section of the company’s website www.middlesexwater.com under News & Market Data/Presentations and Interviews.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware.

For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com